Amendment No.1 dated October 25, 1996
PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 25 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 1, 1996                                                July 16, 1996
                                                                Rule 424(b)(3)



                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                          Senior Floating Rate Notes



     The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date. The Notes are further described under "Description of Notes -- Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.





Principal Amount:   $25,000,000

Maturity Date:      July 17, 1998; provided that if such day is not a
		    Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual    July 19, 1996
 Date:


Interest Payment    October 17, 1996, January 17, 1997, April 17, 1997,
  Dates:            July 17, 1997, October 17, 1997, January 17, 1998,
		    April 17, 1998, and July 17, 1998.  If any such day
		    (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding
		    Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest
		    Payment Date shall be the immediately preceding day that is a Business Day


Initial Interest Rate: To be determined on the second Business Day next
		       preceding the Original Issue Date


Base Rate:             Federal Funds Rate


Index Maturity:        1-Day


Spread (Plus or        Plus 0.23% per annum
Minus):


Minimum                $1,000
  Denomination:


Interest Payment
  Period:              Quarterly

Specified Currency:    U.S. Dollars

Issue Price:           100%

Settlement Date        July 19, 1996
  (Original Issue
  Date):

Initial Interest Reset July 20, 1996, or if such day is not a Business Day,
  Date:                the next succeeding Business Day

Interest Reset Dates:  Each Business Day

Interest Reset Period: Daily

Interest Determination  Two Business Days prior to each Interest Reset Date
  Dates:

Reporting Service:      Telerate (Page 120 under the heading "Federal Funds
			Effective Rate")

Book Entry Note or      Book Entry Note
  Certificated Note:

Senior Note or          Senior Note
  Subordinated Note:


Calculation Agent:      The Chase Manhattan Bank

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                 Incorporated